EXHIBIT A


            <Chesapeake Utilities Corporation Logo>




October 14, 1999


W. Lawrence Westbrook
Southern Company
270 Peachtree Street NW, Suite 2200
Atlanta, Georgia  30303

Dear Mr. Westbrook:

Reference is made to a letter dated August 31, 1998, from you to Chesapeake Utilities Corporation in which Southern Company agreed to purchase from Chesapeake 218,464 shares of common stock of Florida Public Utilities Company at a purchase price of $16.50 per share, subject to Southern obtaining the prior approval of the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935 (the "PUHCA").

Chesapeake hereby consents to the assignment by Southern of its agreement, as set forth in the letter, to a third party to be identified to Chesapeake by Southern that does not require SEC approval under the PUHCA to effect the purchase, whereupon this condition to the obligation to purchase the FPU shares from Chesapeake should automatically be deemed waived by Southern and such assignee. It is Chesapeake's understanding that Southern will make all reasonable efforts to find a third party to purchase the FPU Shares prior to December 31, 1999.

Sincerely,

CHESAPEAKE UTILITIES CORPORATION


/s/ MICHAEL P. MCMASTERS
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Michael P. McMasters
Vice-President, Treasurer and CFO